SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: February 12, 2007

S3 INVESTMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-28767	33-0906297
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Dr., Suite 202 Temecula CA 92590

(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-3618

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On January 26, 2007, the Board of Directors of S3 Investment Company, Inc. (the “Company”) approved to amend the Company’s Articles of Incorporation to effect a one-for-one hundred fifty reverse stock split of all outstanding and authorized shares of common stock. The authorized capital stock now consists of 66,000,000 shares of common stock, $.001 par value, and 100,000,000 shares of preferred stock, $.001 par value.  Following the reverse split, the number of shares of common stock outstanding decreased from 2.4 billion shares to 16 million shares.

The Reverse Split will affect all of the holders of the Company's Common Stock uniformly, except for insignificant changes that will result from the rounding up of fractional shares. The reverse split will affect neither Series B Preferred nor Series C Preferred stock. The Series B Preferred stock is convertible into common stock on a one-for-one basis. There are currently 12 million shares of Series B Preferred stock issued and outstanding, and it is management's intention to have all Series B Preferred stock converted into common stock immediately after the reverse split has been effected.  The one million shares of Series C Preferred stock issued to Chairman and CEO James Bickel as security on a personal guarantee he provided for financing are expected to be cancelled once the debt to La Jolla Cove Investors has been repaid.

The Company filed the Amendment to the Articles of Incorporation effecting the one-for-one hundred fifty reverse stock split with the Secretary of State of the State of California on February 7, 2007, a copy of which is attached as Exhibit 3.2.  The amendment became effective at 8:00 a.m. Eastern Time, on February 12, 2007. The Company’s common stock began trading on a post-split basis on February 12, 2007 on the Pink Sheets under the ticker symbol "SIVC”.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

Exhibit No.	Description	Location
3.2	Amendment to the Articles of Incorporation dated February 7, 2007	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S3 INVESTMENT COMPANY, INC.

February 12, 2007	/s/ James Bickel
Date	James Bickel Chief Executive Officer